Exhibit 10.12

Pursuant to 17 CFR 229.601, certain identified information marked “[***]” has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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CREDIT AND SECURITY AGREEMENT

among

OOMA, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent and Issuing Lender

KEYBANC CAPITAL MARKETS INC.

as Sole Lead Arranger and Sole Book Runner

_____________________

dated as of

January 8, 2021

_____________________

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i

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Notice of Loan
Exhibit C	Form of Notice of Conversion and Continuation of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Additional Lender Assumption Agreement
Exhibit G‑1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G‑2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G‑3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G‑4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is dated January 8, 2021 among:

(a)OOMA, INC., a Delaware corporation (the “Borrower”);

(b)the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”) and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.  DEFINITIONS

Section 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means an account, as that term is defined in the U.C.C.

“Account Debtor” means an account debtor, as that term is defined in the U.C.C., or any other Person obligated to pay all or any part of an Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquired Indebtedness” means Indebtedness of any Person existing at the time such Person becomes a Subsidiary in a transaction permitted hereunder (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Company in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by a Subsidiary in connection with an Acquisition of assets by such Subsidiary permitted hereunder; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and such Indebtedness is not created in contemplation of such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any

Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b)(i) hereof.

“Additional Lender” means an Eligible Assignee that shall become a Lender pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in substantially the form of Exhibit F, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Fee Letter among the Borrower, the Administrative Agent and KeyBanc Capital Markets Inc., dated as of August 11, 2020.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Commitment Fee Rate” means twenty-five (25.00) basis points.

“Applicable Margin” means two hundred fifty (250.00) basis points for Eurodollar Loans and zero (0.00) basis points for Base Rate Loans.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an affiliate of a Lender, or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit E, or any other form approved by the Administrative Agent.

“Authorized Officer” means (a) a Financial Officer of a Credit Party, (b) solely for purposes of the delivery of certificates pursuant to Section 4.2(f) hereof and any similar deliverables, the secretary or any assistant secretary of a Credit Party, and (c) solely for purposes of notices given pursuant to Article II hereof, any other officer or employee of the applicable Credit Party so designated by any Financial Officer in a written notice to the Administrative Agent, with such officer or employee to be reasonably acceptable to the Administrative Agent.

[***]

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain cash management services and other agreements entered into from time to time between a Company and the Administrative Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by a Company to the Administrative Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means a service or facility extended to a Company by the Administrative Agent or any Lender (or an affiliate of a Lender) for (a) credit cards and credit card processing services, (b) debit cards, purchase cards and stored value cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one‑half of one percent (0.50%) in excess of the Federal Funds Effective Rate, and (c) one percent (1%) in excess of the Eurodollar Rate with an Interest Period of one month, or comparable Benchmark Replacement if the Eurodollar Rate has been replaced pursuant to Section 3.8 hereof (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day).  Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Benchmark” means, initially, the Eurodollar Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a) hereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or

(ii)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Relevant Governmental Body announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split, restricted stock award under any such Company’s equity compensation plans, stock distribution in connection with an Acquisition permitted by Section 5.13 hereof, or other equity distribution, in each case payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated as a “cash collateral account” and maintained by one or more Credit Parties with the Administrative Agent, without liability by the Administrative Agent or the Lenders to pay interest thereon, from which account the Administrative Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are Paid in Full.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or one or more Lenders, as collateral for the Letter of Credit Exposure or obligations of Lenders to fund participations in respect of the Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing

Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent” means cash equivalent as determined in accordance with GAAP.

“Cash Security” means all cash, instruments, Deposit Accounts, Securities Accounts and Cash Equivalents, in each case whether matured or unmatured, whether collected or in the process of collection, upon which a Credit Party presently has or may hereafter have any claim or interest, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon by, or in the possession of the Administrative Agent or any Lender.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957(a) of the Code.

“Change in Control” means:

(a)the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than [***] of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower; and

(b)if, at any time during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) above that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) above that constituted, at the time of such election or nomination, at least a majority of that board of directors.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means January 8, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means (a) all of the Borrower’s existing and future (i) personal property, (ii) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter‑of‑credit rights, Pledged Securities, Pledged Notes (if any), Commercial Tort Claims, General Intangibles, Inventory and Equipment, (iii) funds now or hereafter on deposit in the Cash Collateral Account, if any, and (iv) Cash Security; and (b) Proceeds and products of any of the foregoing; provided that Collateral shall not include Excluded Property.

“Commercial Tort Claim” means a commercial tort claim, as that term is defined in the U.C.C.  (Schedule 7.5 of the Confidential Disclosure Letter lists all Commercial Tort Claims of the Credit Parties in existence as of the Closing Date for which the amount in controversy exceeds [***].

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Percentage” means, for each Lender, the percentage, if any, set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 11.9 hereof, reductions pursuant to Section 2.9(a) hereof and increases pursuant to Section 2.9(b) hereof.

“Commitment Period” means the period from the Closing Date to the earlier of (a) January 7, 2024, (b) ninety (90) days prior to the scheduled maturity of any Convertible Debt Securities, or (c) such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in substantially the form of the attached Exhibit D.

“Confidential Disclosure Letter” means the disclosure letter from the Borrower to the Administrative Agent and the Lenders delivered on the Closing Date, as the same may from time to time be supplemented, amended, restated or otherwise modified.

“Confidential Information” means all information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company that is not, to the knowledge of the Administrative Agent or such Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to the Administrative Agent or such Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition; provided that Consideration shall not include payments made or to be made in equity, options, warrants or other similar issuances by the Companies.

“Consignee” has the meaning given in Section 9102(a)(19) of the UCC.

“Consignment” has the meaning given in Section 9102(a)(20) of the UCC.

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Control Agreement” means a Deposit Account Control Agreement or Securities Account Control Agreement.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Convertible Debt Securities” means debt securities, the terms of which provide for conversion into, or exchange for, equity interests of the Borrower, cash (in an amount determined by reference to the price of such equity interests) or a combination of equity interests and/or cash (in an amount determined by reference to the price of such equity interests).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Event” means the making by the Lenders of a Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate of the Borrower that is a Guarantor of Payment.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 11.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.10(b) hereof) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account” means a deposit account, as that term is defined in the U.C.C.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement (or similar agreement with respect to a Deposit Account) among a Credit Party, the Administrative Agent and a depository institution, dated on or after the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans plus the Eurodollar Rate.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than [***], and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than [***].

“Early Opt-in Election” means, if the then-current Benchmark is the Eurodollar Rate, the occurrence of:

(a)(i) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 11.9(b)(iii) hereof).

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, authorizations, certificates, approvals, registrations, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of natural resources, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means equipment, as that term is defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Event” means any of the following situations, occurrences or events, but only if it has a Material Adverse Effect: (a) the existence of a condition or event with respect to an ERISA Plan that presents a significant risk of the imposition of an excise tax or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Company in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 306; (d) the occurrence of a Reportable Event with respect to any Pension Plan administered by a Company or a Controlled Group member as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under Title IV of ERISA; (g) the failure of an ERISA Plan administered by a Company or a Controlled Group member (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) a Company having actual knowledge of the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; or (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar-denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; by (b) 1.00 minus the Reserve Percentage.  Notwithstanding the foregoing, if at any time the Eurodollar Rate, as determined above, is less than three-fourths of one percent (0.75%), it shall be deemed to be three-fourths of one percent (0.75%) for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) accounts used exclusively for payroll, payroll taxes or other employee benefit or wage payments, (b) any fiduciary or trust account held exclusively for the benefit of an unaffiliated third party, (c) any escrow account or similar arrangement used exclusively in connection with any past, present or future acquisition, including in connection with indemnification obligations of any Company with respect to the applicable acquisition, (d) accounts acquired pursuant to an Acquisition that are used exclusively to secure applicable Acquired Indebtedness (and only so long as such Acquired Indebtedness remains outstanding), (e) zero balance accounts, (f) any accounts that may not be pledged as collateral under applicable law and (g) such other accounts as may be agreed to in writing by the Administrative Agent in its sole discretion.  For the avoidance of doubt, an Excluded Account may be a Deposit Account or a Securities Account.

“Excluded Property” means (a) licenses and contracts which by the terms of such licenses and contracts prohibit liens on, or the assignment of, such agreements (to the extent such prohibition is enforceable at law and is in effect); (b) any trademark applications for which a statement of use has not been filed (but only until such statement is filed); (c) any rights or interest in any contract, lease, permit, license, or license agreement covering personal property of any Credit Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable Law or regulation with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under such regulation or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided that, (i) the foregoing exclusions shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is unenforceable or ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the U.C.C. or other applicable Law or regulation, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach thereto notwithstanding the prohibition or restriction contained in such contract, lease, permit, license, or license agreement or under applicable Law or regulation, and (ii) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect Administrative Agent’s continuing security interests in and liens upon any rights or interests of any Credit Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any Accounts), or (2) any proceeds from the collection, sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests); (d) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability, or result in the abandonment, voiding or cancellation, of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the USPTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (e) real property with a fair market value of less than [***] in the aggregate; (f) shares of voting capital stock or other voting equity interests in any Foreign Subsidiary or FSHCO in excess of sixty-five percent (65%) of the total outstanding shares of each class of voting capital stock or other voting equity interest of such Foreign Subsidiary or FSHCO; (g) Excluded Accounts; (h) motor vehicles and other assets subject to a certificate of title statute, except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in a central filing office located in the jurisdiction in which the granting Credit Party is organized and (i) any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States); provided that “Excluded Property” shall not include any Proceeds or products of any Excluded Property (unless such Proceeds or products would constitute Excluded Property).

“Excluded Subsidiary” means each Dormant Subsidiary and Immaterial Subsidiary.

“Excluded Swap Obligations” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Credit Party and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties), at the time such guarantee or grant of security interest of such Credit Party becomes, or would become, effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is, or becomes, illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c), (d), (e) and (f), or to deliver the documentation described in Section 3.2(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100th of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer.  Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Domestic Subsidiary (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, equity interests in (or equity interests in and indebtedness of) one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“General Intangibles” means (a) general intangibles, as that term is defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means any nation or government, any state, province or territory, or any local or other political subdivision thereof, any governmental agency, including state public utility commissions, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Subsidiary that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by one or more Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder in substantially the form attached as an exhibit to the Guaranty of Payment, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.  For the avoidance of doubt, Permitted Equity Derivatives shall not constitute Hedge Agreements.

“Immaterial Subsidiaries” means, [***].

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses, in each case incurred in the ordinary course of business, (ii) operating leases, (iii) licenses entered into in the ordinary course of business, and (iv)

deferred compensation earned in the ordinary course of business payable to directors, officers and employees of the Borrower or any Subsidiary), (c) all obligations under conditional sales or other title retention agreements (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and non-exclusive licenses and operating leases arising in the ordinary course of business), (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) above.  For the avoidance of doubt, “Indebtedness” shall not include Permitted Equity Derivatives.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing subpart (a), Other Taxes.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed and delivered on or after the Closing Date by a Credit Party, wherein such Credit Party, as the case may be, has granted to the Administrative Agent, for the benefit of the Lenders, a security interest in all intellectual property owned by such Credit Party, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof.  The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that, if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.  Notwithstanding the foregoing, no Interest Period shall extend beyond the last day of the Commitment Period.

“Inventory” means inventory, as that term is defined in the U.C.C.

“Investment Policy” means that certain investment policy of the Borrower, provided to the Administrative Agent and the Lenders prior to the Closing Date and attached to the Confidential Disclosure Letter, as the same may be amended, restated or otherwise supplemented with the consent of the Administrative Agent, which shall not be unreasonably withheld.

“Investment Property” means investment property, as that term is defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” means, as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or the Administrative Agent shall agree that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall be acceptable to the Administrative Agent and the Borrower and shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Landlord’s Waiver” means a landlord’s waiver in form and substance reasonably satisfactory to the Administrative Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or one of its Subsidiaries, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty‑four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Ten Million Dollars ($10,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate amount of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the undrawn amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans divided by three hundred sixty (360).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Confidential Disclosure Letter, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, each Security Document and the Administrative Agent Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Companies taken as a whole, (b) the ability of any Credit Party to perform its material obligations under any Loan Document to which it is a party, or (c) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party; provided that the impacts of COVID-19 on the business, assets, operations or financial condition of the Companies that have occurred and were disclosed to or discussed with the Administrative Agent prior to the Closing Date or otherwise general public knowledge prior to the Closing Date will be disregarded.

“Material Indebtedness Agreement” means the Convertible Debt Securities and any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the principal amount of [***].

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.9(a) hereof, (b) increases pursuant to Section 2.9(b) hereof, and (c) assignments of interests pursuant to Section 11.9 hereof; provided that the Maximum Amount of the Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.3(c) hereof.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to one hundred three percent (103%) of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time.

[***]

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non‑Consenting Lender” means that term as defined in Section 11.3(c) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Note” means a Revolving Credit Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means, (a) with respect to a request for a new Loan, a Notice of Loan in substantially the form of the attached Exhibit B, and (b) with respect to a conversion or continuation of a Loan, a Notice of Conversion and Continuation of Loan, in substantially the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Administrative Agent, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with Letters of Credit; (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document; and (f) all Related Expenses.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Recipient and the jurisdiction imposing such Taxes (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 hereof).

“Paid in Full” and “Payment in Full” means, with respect to the Obligations or the Secured Obligations, the satisfaction of the following conditions: (a) the payment in full in cash of all of the Loans, unreimbursed Letter of Credit draws, accrued, but unpaid commitment fees, costs, expenses and other amounts that are then due and payable under Sections 3.1, 3.2, 3.3, 11.5 and 11.6 hereof (which for the avoidance of doubt, do not include contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), together with interest that is accrued, but unpaid with respect to any of the foregoing, (b) the termination of the commitments under this Agreement, (c) the termination of all outstanding Letters of Credit unless the Borrower has complied with the requirements of Section 2.2(b)(viii) hereof and (d) with respect to any Hedge Agreement constituting Secured Obligations, such Hedge Agreement shall have been terminated, Cash Collateralized or other arrangements reasonably acceptable to the Lender or the entity that is an affiliate of a then existing Lender that is the counterparty to such Hedge Agreement shall have been made.   For the avoidance of doubt, no action is required with respect to Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements.

“Participant” means that term as defined in Section 11.9(d) hereof.

“Participant Register” means that term as defined in Section 11.9(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Acquisition” means an Acquisition permitted by the terms of this Agreement.

“Permitted Equity Derivatives” means any forward purchase agreement, accelerated share purchase agreement, call option, capped call, warrant transaction or other equity derivative transaction relating to the equity interests of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) executed in connection with the issuance of any Convertible Debt Securities (or deemed executed therewith).

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered by a Credit Party, as applicable, in favor of the Administrative Agent, for the benefit of the Lenders, dated on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to a Credit Party, as described on Schedule 7.4 of the Confidential Disclosure Letter, and any additional or future promissory notes that may hereafter from time to time be payable to a Credit Party.

“Pledged Securities” means all of the shares of capital stock or other equity interests of a direct Subsidiary of a Credit Party, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall exclude shares of voting capital stock or other voting equity interests in any Foreign Subsidiary or any FSHCO in excess of sixty-five percent (65%) of the total outstanding shares of each class of voting capital stock or other voting equity interest of such Foreign Subsidiary or any FSHCO, whether held directly or indirectly through a disregarded entity.  (Schedule 3 of the Confidential Disclosure Letter lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Proceeds” means (a) proceeds, as that term is defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash.  Cash proceeds include, without limitation, moneys, checks and Deposit Accounts.  Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.  Except as expressly authorized in this Agreement, the right of the Administrative Agent and the Lenders to Proceeds specifically set forth herein, or indicated in any financing statement, shall never constitute an express or implied authorization on the part of the Administrative Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the collateral securing the Secured Obligations.

“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Recipient” means, as applicable (a) any Lender, or (b) the Issuing Lender.

“Recurring Revenue” means, for any period, an amount equal to recurring revenue of the Borrower for such period, as determined on a Consolidated basis, from subscriptions and services, calculated in a manner consistent with past business practices and as each category is reported in the financial statements delivered pursuant to Section 5.3(a) and (b) hereof; provided that [***].

“Recurring Revenue Adjustment Amount” means, [***].

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” means that term as described in Section 11.9(c) hereof.

“Regularly Scheduled Payment Date” means the last Business Day of each March, June, September and December of each year.

“Related Expenses” means any and all documented reasonable out‑of‑pocket costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, judgments, suits and attorneys’ fees, costs and expenses (as attorneys’ fees may be limited by Section 11.5 hereof)) (a) incurred by the Administrative Agent, or imposed upon or asserted against the Administrative Agent, in any attempt by the Administrative Agent to (i) enforce this Agreement or any other Loan Document or obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Secured Obligations; or (iii) after the occurrence and during the continuance of an Event of Default, maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Secured Obligations or any part thereof, including, without limitation, documented reasonable out‑of‑pocket costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to subpart (a) above.

“Related Parties” means, with respect to any Person, such Person’s affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto including without limitation the Alternative Reference Rates Committee.

“Removal Effective Date” means that term as defined in Section 10.6(b) hereof.

“Reportable Event” means a “reportable event” as that term is defined in Section 4043 of ERISA, except an event for which the thirty day notice period is waived.

“Required Lenders” means the holders of more than fifty percent (50%), based upon each Lender’s Commitment Percentage, of an amount equal to (a) during the Commitment Period, the Total Commitment Amount, and (b) after the Commitment Period, the Revolving Credit Exposure; provided that (i) any portion held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) if there shall be two or more unaffiliated Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two unaffiliated Lenders.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Resignation Effective Date” means that term as defined in Section 10.6(a) hereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution paid in cash, (b) any amount paid in cash by such Company in repayment, redemption, retirement, conversion or repurchase, directly or indirectly, (i) of any Subordinated Indebtedness or (ii) Indebtedness under Convertible Debt Securities, or (c) any amount paid in cash by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or an Affiliate. Notwithstanding the foregoing, and for the avoidance of doubt, (A) a payment by a Company to another Credit Party is not a Restricted Payment, (B) any delivery of equity interests due upon conversion of any Convertible Debt Securities (plus cash in lieu of delivering any fractional share) shall not constitute a Restricted Payment and (C) any payment (including payment of any premium) or delivery with respect to, or early unwind, settlement or termination of, any Permitted Equity Derivative shall not constitute a Restricted Payment.

“Revolving Amount” means Twenty-Five Million Dollars ($25,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof or reduced pursuant to Section 2.9(a) hereof.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, and (b) the Issuing Lender to issue, and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment; up to an aggregate principal amount outstanding at any time equal to the Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, and (b) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in substantially the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.9(b) or 11.9 hereof.

“Revolving Loan” means a loan made to the Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means any sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Hedge Agreements, and (c) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; provided that Secured Obligations of a Credit Party shall not include Excluded Swap Obligations owing from such Credit Party.  For the avoidance of doubt, Permitted Equity Derivatives shall not constitute Secured Obligations.

“Securities Account” means a securities account, as that term is defined in the U.C.C.

“Securities Account Control Agreement” means each Securities Account Control Agreement (or similar agreement with respect to a Securities Account) among a Credit Party, the Administrative Agent and a Securities Intermediary, dated on or after the Closing Date, to be in form and substance reasonably satisfactory to the Administrative Agent, as the same may from time to time be amended, restated or otherwise modified.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” means a clearing corporation or a Person, including, without limitation, a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security Agreement” means each Security Agreement, executed and delivered by one or more Guarantors of Payment in favor of the Administrative Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Agreement Joinder” means each Security Agreement Joinder in substantially the form attached as an exhibit to the Security Agreement, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Security Agreement.

“Security Document” means each Security Agreement, each Security Agreement Joinder, each Pledge Agreement, each Intellectual Property Security Agreement, each Landlord’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to the Administrative Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed or provided to the Administrative Agent in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.  As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Stock Buyback Amount” means that term as defined in Section 5.15(e) hereof.

“Subordinated Indebtedness” means Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to the Administrative Agent) in favor of the prior payment in full of the Obligations.

“Subsidiary” means, with respect to any Person, (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership, limited liability company or unlimited liability company of which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Person, one or more other subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.  Unless the context otherwise requires, Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and the Issuing Lender.

“Swap Obligations” means, with respect to any Company, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.  For the avoidance of doubt, Permitted Equity Derivatives shall not constitute Swap Obligations.

“Tax Benefit” means that term as defined in Section 3.2(f) hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Commitment Amount” means the principal amount of Twenty-Five Million Dollars ($25,000,000), as such amount may be increased pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“Treasury Stock” means shares of the Borrower’s capital stock that are issued but not outstanding (i.e., held in treasury), including shares of the Borrower’s capital stock that have been repurchased by the Borrower but not retired.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of New York.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“USPTO” means the United States Patent and Trademark Office in Alexandria, Virginia.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person.  The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write‑Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.  Accounting Terms.

(a)Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) is made with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption.

(c)Notwithstanding the foregoing, all financial covenants contained herein shall be calculated, and compliance with negative covenants contained herein shall be determined, without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification.

Section 1.3.  Terms Generally.  The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.  Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.  For the avoidance of doubt, the term “equity interests” shall not include Convertible Debt Securities.

Section 1.4.  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.5.  Certain Collateral Matters.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no foreign law (outside of the United States) documentation will be required for the creation or perfection of any Lien granted or to be granted by a Credit Party.

ARTICLE II.  AMOUNT AND TERMS OF CREDIT

Section 2.1.  Amount and Nature of Credit.

(a)Subject to the terms and conditions of this Agreement, the Lenders, on and after the Closing Date and during the remainder of the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, and participate in Letters of Credit (or, if the Issuing Lender, issue Letters of Credit) at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b)Each Lender, for itself and not one for any other, agrees to make Loans, and participate in Letters of Credit (or, if the Issuing Lender, issue Letters of Credit), during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i)the aggregate outstanding principal amount of Loans made by such Lender, when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)the aggregate outstanding principal amount of Loans shall represent that percentage of the aggregate principal amount then outstanding on all Loans that shall be such Lender’s Commitment Percentage.

Each borrowing from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c)The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2.  Revolving Credit Commitment.

(a)Revolving Loans.  Subject to the terms and conditions of this Agreement, on and after the Closing Date and during the remainder of the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure.  The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans.  Subject to the provisions of this Agreement, the Borrower shall be entitled under this Section 2.2(a) to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period.  The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)Letters of Credit.

(i)Generally.  Subject to the terms and conditions of this Agreement, on and after the Closing Date and during the remainder of the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Borrower or one of its Subsidiaries (so long as such Subsidiary shall have delivered and complied with customary requirements of the Issuing Lender, including but not limited to documentation and other information reasonably requested in connection with applicable “know your customer” and anti‑money‑laundering rules and regulations, including the PATRIOT Act), as the Borrower may from time to time request.  The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (1) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (2) the Revolving Credit Exposure would exceed the Revolving Credit Commitment.  The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Commitment Percentage.

(ii)Request for Letter of Credit.  Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 12:00 P.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit (or such shorter period as may be acceptable to the Issuing Lender).  Each such request shall be in a form reasonably acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby.  Concurrently with each such request, the Borrower shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent, and such other documentation reasonably deemed necessary by the Administrative Agent from any other Company for whose account the Letter of Credit is to be issued.  The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)Commercial Documentary Letters of Credit Fees.  With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or any of its Subsidiaries, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit is issued, amended or renewed, at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)Standby Letters of Credit Fees.  With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or any of its Subsidiaries, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the undrawn amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such

Letter of Credit is issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)Refunding of Letters of Credit with Revolving Loans.  Whenever a Letter of Credit shall be drawn, the Borrower shall promptly reimburse the Issuing Lender for the amount drawn.  In the event that the amount drawn shall not have been reimbursed by the Borrower within one Business Day of the drawing of such Letter of Credit, the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn.  Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender).  Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever.  Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this subpart (v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this subpart (v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit.  Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder.  Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)Participation in Letters of Credit.  If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subsection, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone) or telephone (confirmed in writing)).  Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving

Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Commitment Percentage).  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated.  Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans.

(vii)Auto-Renewal Letters of Credit.  If the Borrower so requests, a Letter of Credit shall have an automatic renewal provision; provided that any Letter of Credit that has an automatic renewal provision must permit the Administrative Agent (or the applicable Issuing Lender if the Issuing Lender is a Lender other than the Administrative Agent) to prevent any such renewal by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the renewal date of such Letter of Credit.  Once any such Letter of Credit that has automatic renewal provisions has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Administrative Agent (and the Issuing Lender) to permit at any time the renewal of such Letter of Credit to an expiry date not later than one year after the last day of the Commitment Period.

(viii)Letters of Credit Outstanding Beyond the Commitment Period.  If any Letter of Credit is outstanding upon the termination of the Commitment, then, prior to such termination, the Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred three percent (103%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties.  The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender.  The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Letters of Credit and any customary fees and reasonable out-of-pocket expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit.  The Borrower shall also execute such documentation as the Administrative Agent or the

Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement.  After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, if any, as the case may be, shall promptly be returned to the Borrower.

Section 2.3.  Interest.

(a)Revolving Loans.

(i)Base Rate Loan.  The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect.  Interest on such Base Rate Loan shall be payable, commencing March 31, 2021, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)Eurodollar Loans.  The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate.  Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)Default Rate.  Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, upon the election of the Administrative Agent or the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, and (ii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.11 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(c)Limitation on Interest.  In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4.  Evidence of Indebtedness.

(a)Revolving Loans.  Upon the request of a Revolving Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to such Revolving Lender in the principal amount equal to its Commitment Percentage of the Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Revolving Lender hereunder.

Section 2.5.  Notice of Loans; Funding of Loans.

(a)Notice of Loans.  The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 12:00 P.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, and (ii) 12:00 P.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan.  An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect.  The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)Funding of Loans.  The Administrative Agent shall notify the appropriate Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan, and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received.  On the date that the borrowing, conversion or continuation of a Loan, set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it.  If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after written demand therefor, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b).  The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)Conversion and Continuation of Loans.

(i)At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a

Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.

(ii)At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)Minimum Amount for Loans.  Each request for:

(i)a Base Rate Loan shall be in an amount of not less than [***], increased by increments of [***]; and

(ii)a Eurodollar Loan shall be in an amount of not less than [***].

(e)Interest Periods.  The Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

Section 2.6.  Payment on Loans and Other Obligations.

(a)Payments Generally.  Each payment made hereunder or under any other Loan Document by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)Payments from the Borrower.  All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars.  All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 11.4 hereof for the account of the appropriate Lenders (or the Issuing Lender, as appropriate) not later than 1:00 P.M. (Eastern time) on the due date thereof in immediately available funds.  Any such payments received by the Administrative Agent (or the Issuing Lender) after 1:00 P.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)Payments to Lenders.  Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by the Administrative Agent for the account of such Lender.  Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds.  Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the

Borrower under this Agreement or any Note.  The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall, absent manifest error, be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)Timing of Payments.  Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7.  Prepayment.

(a)Right to Prepay.  The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower.  Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid.  Prepayments of Base Rate Loans shall be without any premium or penalty.

(b)Notice of Prepayment.  The Borrower shall give the Administrative Agent written notice of prepayment of (i) a Base Rate Loan by no later than 12:00 P.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 3:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made; provided that if such prepayment is conditioned on the occurrence of certain events, the Borrower shall identify such events in such notice of prepayment and may revoke such notice of prepayment if such events do not occur.

(c)Minimum Amount for Eurodollar Loans.  Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than the lesser of [***], or the principal amount of such Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8.  Commitment and Other Fees.

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) (A) the Revolving Amount at the end of such day, minus (B) the Revolving Credit Exposure at the end of such day, multiplied by (ii) the Applicable Commitment Fee Rate in effect on such day divided by three hundred sixty (360).  The commitment fee shall be payable quarterly in arrears, commencing on March 31, 2021 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)Administrative Agent Fee.  The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

Section 2.9.  Modifications to Commitment.

(a)Optional Reduction of Revolving Credit Commitment.  The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three (3) Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than [***].  The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof.  After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Amount as so reduced.  If the Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower.  Any partial reduction in the Revolving Amount shall be effective during the remainder of the Commitment Period.  Upon each decrease of the Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.  Nothing in this Section 2.9(a) shall limit the provisions of Section 2.9(b).

(b)Increase in Commitment.

(i)At any time prior to the end of the Commitment Period, the Borrower may request that the Administrative Agent increase the Total Commitment Amount by increasing the Revolving Amount; provided that the aggregate amount of all increases made pursuant to this subsection (b) shall not exceed [***].  Each such request for an increase shall be in an amount [***], and may be made by either (A) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (B) including one or more Additional Lenders, each with a new commitment (in a minimum amount of at [***]) under the Revolving Credit Commitment, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).  For clarification purposes, nothing contained in this Section 2.9(b) shall be construed as a commitment by any Lender to make any Additional Commitment and any such commitment by a Lender shall be at such Lender’s sole and absolute discretion.

(ii)All of the Lenders agree that at any time prior to the end of the Commitment Period the Administrative Agent shall permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional

Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (C) the Borrower shall execute and deliver to the Administrative Agent and the applicable Lenders such appropriate replacement or additional Revolving Credit Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders).  The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b) (and the Borrower shall pay to the Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the Lenders would cause a prepayment of one or more Loans).  In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) hereof) without the prior written consent of such Lender.  The Borrower shall not request any increase in the Revolving Amount pursuant to this subsection 2.9(b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase (including a pro forma calculation of the financial covenants set forth in Section 5.7 hereof), would exist.  Upon each increase of the Revolving Amount, the Total Commitment Amount shall be increased by the same amount.

Section 2.10.  Computation of Interest and Fees.  With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.  With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11.  Mandatory Payments.  If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, not later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.  Each mandatory payment hereof shall be applied in the following order: (a) first, to the outstanding Base Rate Loans, and (b) second, to the outstanding Eurodollar Loans, provided that, in each case, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.7(c) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment.  Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

Section 2.12.  Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below.  If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly after written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(b)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.12 or Section 11.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 11.10 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

Section 2.13.  Swap Obligations Keepwell Provision.  The Borrower, to the extent that it is an “eligible contract participant” as defined in the Commodity Exchange Act, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party in order for such Credit Party to honor its obligations under the Loan Documents in respect of the Swap Obligations.  The obligations of the Borrower under this Section 2.13 shall remain in full force and effect until all Secured Obligations are Paid in Full. The Borrower intends that this Section 2.13 constitute, and this Section 2.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III.  ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1.  Requirements of Law.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(b)If any Lender shall have determined that, after the Closing Date, any Change in Law regarding capital adequacy or liquidity, or liquidity requirements, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law or compliance (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to such calculation), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)[Reserved.]

(d)A certificate as to any additional amounts payable pursuant to this Section 3.1 together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be rebuttably presumptive evidence as to such additional amounts. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable credit judgment) shall deem applicable.  The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made a written demand therefore (as set forth above) within nine months after the occurrence of the event giving rise to such entitlement (except that, if the Change in Law giving rise to such indemnification or reimbursement is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2.  Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.

(ii)If any Withholding Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or deductions for Indemnified Taxes have been made (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

(b)Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any documented reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii)Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any documented reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.2, the Borrower or such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable)  establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit G-4 hereto on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of, or deduction or credit with respect to, any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2 (any such refund, deduction or credit, a “Tax Benefit”), it shall pay to such Credit Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such Tax Benefit); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such Tax Benefit to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)Survival.  Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

(h)Defined Terms.  For purposes of this Section 3.2, the term “applicable Law” includes FATCA.

Section 3.3.  Funding Losses.  The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or documented out-of-pocket expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement,

(b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked unless such revocation is otherwise permitted hereunder) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto.  Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any customary administration fee charged by such Lender (that shall be consistent with those charged to other borrowers in similar situations).  A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender, together with a reasonably detailed calculation and description of such amounts, shall be rebuttably presumptive evidence as to such amounts.  The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.4 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.5.  Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any Law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by Law or such assertion.

(b)Except with respect to the cessation of the Eurodollar Rate as contemplated by Section 3.8 hereof, if the Administrative Agent or the Required Lenders determine that for any other reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.6.  Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Eurodollar Loan pursuant to Section 3.5 hereof; provided that (a) such replacement does not conflict with any Change in Law, (b) prior to any such replacement, such Lender shall have taken no action under Section 3.4 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (c) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender, (d) the Borrower shall be liable to such replaced Lender under Section 3.3 hereof if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (e) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (f) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.9 hereof (provided that the Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (g) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to replace such Lender cease to apply.

Section 3.7.  Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

Section 3.8.  Benchmark Replacement Setting.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in each instance notwithstanding the requirements of Section 11.3 hereof or anything else contained herein or in any other Loan Document, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including, without limitation, any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes,  or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark or a Relevant Governmental Body has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(f)Eurodollar Rate Notification.  The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 3.8, this Section 3.8 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to this Section 3.8, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate”, or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.8, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or has the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE IV.  CONDITIONS PRECEDENT

Section 4.1.  Conditions to Each Credit Event.  The obligation of the Lenders and the Issuing Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event after the Closing Date shall have been satisfied prior to or as of such Credit Event;

(b)the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c)no Event of Default shall have occurred and be continuing or immediately after such Credit Event would result therefrom; and

(d)each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2.  Conditions to the First Credit Event.  The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date.  The obligation of the Lenders and the Issuing Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)Notes as Requested.  The Borrower shall have executed and delivered to each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note.

(b)Subsidiary Documents.  Each Guarantor of Payment shall have executed and delivered to the Administrative Agent (i) a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by the Administrative Agent to create or perfect the Liens of the Administrative Agent in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to the Administrative Agent.

(c)Pledge Agreements.  Each Credit Party that has a Subsidiary shall have (i) executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Pledged Securities, (ii) executed and delivered to the Administrative Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities that are certificated, and (iii) delivered to the Administrative Agent, for the benefit of the Lenders, the Pledged Securities (to the extent such Pledged Securities are certificated).

(d)Intellectual Property Security Agreements.  Each Credit Party that owns U.S. registered intellectual property shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(e)Lien Searches.  With respect to the property owned or leased by each Credit Party, and any other property securing the Obligations located in the United States, the Administrative Agent shall have received (i) the results of Uniform Commercial Code lien searches, reasonably satisfactory to the Administrative Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches and pending litigation and bankruptcy searches, in each case satisfactory to the Administrative Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(f)Officer’s Certificate, Resolutions, Organizational Documents.  The Borrower shall have delivered to the Administrative Agent an officer’s or secretary’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(g)Good Standing Certificates.  The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(h)Legal Opinion.  The Borrower shall have delivered to the Administrative Agent an opinion of counsel for each Credit Party (excluding corporate and Florida law opinions with respect to Broadsmart Global, Inc.), in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(i)KYC Information.  Upon the request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti‑money‑laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(j)Advertising Permission Letter.  The Borrower shall have delivered to the Administrative Agent an advertising permission letter, authorizing the Administrative Agent to publicize the transaction and specifically to use the name of the Borrower in connection with “tombstone” advertisements in one or more publications selected by the Administrative Agent.

(k)Closing and Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied, (ii) no Default or Event of Default has occurred and is continuing or immediately after the first Credit Event would result therefrom, (iii) each of the representations and warranties contained in Article VI hereof are true and correct in all material respects as of the Closing Date, and (iv) the Borrower (on a consolidated basis) is Solvent as of the Closing Date.

(l)Administrative Agent Fee Letter and Other Fees.  The Borrower shall have (i) substantially concurrently on the Closing Date paid to the Administrative Agent, for its sole account, the fees stated in the Administrative Agent Fee Letter, and (ii) subject to any agreed upon limitation, paid all documented reasonable out-of-pocket legal fees and expenses of the Administrative Agent (to the extent invoiced at least three (3) Business Days prior to the Closing Date) in connection with the preparation and negotiation of the Loan Documents.

(m)Insurance Certificates.  The Borrower shall have delivered to the Administrative Agent certificates of insurance on ACORD 25 and 27 or 28 form and proof of endorsements reasonably satisfactory to the Administrative Agent and the Lenders, providing for adequate personal property and liability insurance for each Company, with the Administrative Agent, on behalf of the Lenders, listed as, lender’s loss payee and additional insured.

(n)No Material Adverse Change.  No material adverse change shall have occurred in the financial condition or operations of the Companies since January 31, 2020; provided that the impact of COVID-19 on the Borrower and its Subsidiaries that have occurred and were disclosed to or discussed with the Administrative Agent prior to the Closing Date or is otherwise general public knowledge prior to the Closing Date shall be disregarded.

Section 4.3.  Post-Closing Conditions.  On or before each of the dates specified in this Section 4.3 (unless a longer period is agreed to in writing by the Administrative Agent, which shall not be unreasonably withheld), the Borrower shall satisfy each of the following items specified in the subsections below:

(a)Control Agreements.  No later than ninety (90) days after the Closing Date, the Borrower shall have delivered to the Administrative Agent an executed Control Agreement, in form and substance satisfactory to the Administrative Agent, for each Deposit Account (other than Excluded Accounts) and each Securities Account (other than Excluded Accounts) maintained by the Borrower or a Guarantor of Payment.

(b)Landlords’ Waivers.  No later than ninety (90) days after the Closing Date, the Borrower shall have delivered a Landlord’s Waiver, in form and substance satisfactory to the Administrative Agent and the Lenders, for each domestic location of the Borrower or a Guarantor of Payment where any of the collateral (with a net book value in excess of [***] securing any part of the Obligations is located, unless such location is owned by the Company that owns the collateral located there.

(c)Deposit Account and U.C.C. Termination Statement.  No later than thirty (30) days after the Closing Date, (a) the Credit Parties shall close the Deposit Account maintained at Banc of California, N.A. and (b) the Administrative Agent shall have received a Uniform Commercial Code termination statement reflecting termination of the U.C.C. Financing Statements previously filed by Banc of California, N.A.

ARTICLE V.  COVENANTS

Section 5.1.  Insurance.  Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property (including, if applicable, insurance required by the National Flood Insurance Reform Act of 1994) in such form, written by such companies, in such amounts, for such periods, and against such risks as is customarily maintained by comparable companies engaged in the same or similar lines of business (it being agreed that the insurance in place on the Closing Date satisfies the forgoing conditions), with provisions reasonably satisfactory to the Administrative Agent for, with respect to Credit Parties, payment of all losses thereunder to the Administrative Agent, for the benefit of the Lenders, and such Credit Party as their interests may appear (with lender’s loss payable and additional insured endorsements, as appropriate, in favor of the Administrative Agent, for the benefit of the Lenders), and, if required by the Administrative Agent, the Borrower shall furnish copies of the policies to the Administrative Agent.  Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to the Administrative Agent and the Lenders.  Any sums received by the Administrative Agent in payment of insurance losses, returns, or unearned premiums under such policies shall be promptly delivered to the Borrower; provided that, during the continuance of an Event of Default, such sums may, at the option of the Administrative Agent, be applied upon the Obligations whether or not the same are then due and payable, or be delivered to the Borrower, including for the purpose of replacing, repairing, or restoring the insured property.  The Administrative Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuance of an Event of Default, in obtaining, adjusting and settling such insurance and indorsing any drafts.  Within ten days of the Administrative Agent’s written request, which so long as no Event of Default has occurred and is continuing may not be made more than twice a year, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Companies as the

Administrative Agent may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent and certified by a Financial Officer.

Section 5.2.  Money Obligations.  Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206‑207) or any comparable provisions (except for non-compliance being contested in good faith by appropriate and timely proceedings); and (c) all of its other material obligations calling for the payment of money (except in the case of any of the foregoing obligations described in this Section 5.2, only those so long as and to the extent that nonpayment of the same would not cause a Material Adverse Effect) before such payment becomes overdue.

Section 5.3.  Financial Statements and Information.

(a)Quarterly Financials.  The Borrower shall deliver to the Administrative Agent and the Lenders, within forty-five (45) days after the end of the first three quarterly periods of each fiscal year of the Borrower (or, if earlier, within five days after the date on which the Borrower shall be required to submit its Form 10-Q), balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer.

(b)Annual Audit Report.  The Borrower shall deliver to the Administrative Agent and the Lenders, within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, within five days after the date on which the Borrower shall be required to submit its Form 10-K), an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant reasonably satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period.

(c)Compliance Certificate.  The Borrower shall deliver a Compliance Certificate to the Administrative Agent and the Lenders, concurrently with the delivery (or deemed delivery) of the financial statements set forth in subsections (a) and (b) above.

(d)Annual Budget.  The Borrower shall deliver to the Administrative Agent, within sixty (60) days after the end of each fiscal year of the Borrower, an annual budget of the Companies for the then current fiscal year, to be in form and detail reasonably satisfactory to the Administrative Agent, it being agreed that an annual budget that substantially follows the format and level of detail of the annual budget provided to the Administrative Agent prior to the Closing

Date and attached as Exhibit A to the Confidential Disclosure Letter, shall be deemed to be in form and detail reasonably satisfactory to the Administrative Agent.

(e)SEC Filings. Promptly after the same are publicly available, to the extent not publicly accessible through the Securities and Exchange Commission’s or the Borrower’s website, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 5.3.

(f)Financial Information of the Companies.  The Borrower shall deliver to the Administrative Agent, promptly upon the written request of the Administrative Agent, such other information about the financial condition, properties and operations of any Company as the Administrative Agent may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary herein (including clause (f) above and Section 5.21), none of the Administrative Agent, the Lenders or any Affiliates thereof shall be entitled to examine, access, audit, check, inspect or make abstracts and copies with respect to any items (and no Company shall be required to furnish any such items) (i) as to which legal counsel reasonably determines that the receipt or inspection of such item would jeopardize or otherwise impair the attorney-client privilege or constitutes attorney work product, (ii) if the item relates to any Credit Party’s or any of their respective Subsidiaries’ strategy, negotiating position or similar matters relating to this Agreement, the Loan Documents and the transactions contemplated therein, or (iii) if access or the provision of such item would violate any Laws or breach or violate an agreement to which any Company is bound (so long as such agreement was not entered into in contemplation of this Agreement or any Loan Document).

Documents required to be delivered pursuant to Section 5.3(a), (b) or (e) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto; provided that, other than routine quarterly and annual financial statements, in each case the Borrower shall have provided the Administrative Agent with written notice of such posting or filing.  Notwithstanding anything contained herein, the Borrower shall be required to provide copies of the Compliance Certificates required by Section 5.3(c) hereof only if the documents referred to in the previous sentence are not delivered in the manner set forth in such sentence, in which case such Compliance

Certificates shall be provided to the Administrative Agent in accordance with the procedures set forth in Section 11.4 hereof.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.4.  Financial Records.  Each Company shall at all times maintain true and complete, in all material respects, records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon reasonable notice to the Borrower) permit the Administrative Agent, or any representative of the Administrative Agent, to examine the Borrower’s books and records and to make excerpts therefrom and transcripts thereof; provided that, unless an Event of Default has occurred and is continuing, or unless otherwise reasonably agreed by the Borrower, the Administrative Agent (and its designated representatives) shall be limited to one such inspection during each fiscal year of the Borrower.

Section 5.5.  Franchises; Change in Business.

(a)Each Credit Party shall preserve and maintain at all times its existence (except as otherwise permitted pursuant to Section 5.12 hereof) and foreign qualifications (except where the failure to preserve and maintain would not result in an Material Adverse Effect).

(b)No Company shall engage in any business if, as a result thereof, the general nature of the businesses of the Companies taken as a whole would be substantially changed from the general nature of the businesses the Companies are engaged in on the Closing Date, together with businesses that are similar to, or related to, incidental to, or a reasonable expansion or extension thereof.

Section 5.6.  ERISA Pension and Benefit Plan Compliance.  No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC in connection with any ERISA Plan.  The Borrower shall furnish to the Administrative Agent and the Lenders (a) as soon as practicable and in any event within thirty (30) days after any Company knows or has reason to know that any material Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any material notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service or to letters or notices with respect to an ERISA Plan, which do not threaten a material liability of any Company. The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan.  As used in this Section 5.6 and in Section 6.11 hereof, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth.  As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a statement by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto.  The Borrower shall, at the reasonable request of the Administrative Agent or any Lender, deliver or cause to be delivered to the Administrative Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan, excluding any documents providing information regarding individual participants or the disclosure of which would reasonably be expected to violate applicable Law.

Section 5.7.  Financial Covenants.

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Section 5.8.  Borrowing.  No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)the Loans, the Letters of Credit and any other Indebtedness under this Agreement and the other Loan Documents;

(b)any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed [***] at any time outstanding;

(c)the Indebtedness existing on the Closing Date as set forth in Schedule 5.8 of the Confidential Disclosure Letter (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d)loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e)loans to, and guaranties of Indebtedness of, a Company that is not a Credit Party from a Credit Party so long as such loans and guaranties are permitted under Section 5.11 hereof;

(f)Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(g)Indebtedness resulting from the financing of insurance premiums (with the insurance company providing such financing) in the ordinary course of business and consistent with past business practices of such Company;

(h)unsecured Indebtedness of the Borrower arising under (i) Convertible Debt Securities issued on or after the Closing Date, so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed [***] at any time outstanding, (B) the stated maturity date for such Indebtedness shall be no earlier than ninety (90) days after the end of the Commitment Period, and (C) the principal amount of such Indebtedness shall not be subject to any regularly scheduled amortization or sinking fund payments prior to the maturity date described in clause (B) above, and (ii) and any extension, renewal or refinancing of the such Convertible Debt Securities but only to the extent that the principal amount thereof does not exceed [***];

(i)Indebtedness arising in connection with endorsement of instruments for deposit or owed in respect of business credit card programs and any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services, in each case arising in the ordinary course of business;

(j)contingent liabilities arising with respect to (i) customary indemnification obligations by any of the Credit Parties and their Subsidiaries in favor of purchasers in connection with dispositions permitted under Section 5.12 hereof and (ii) the guaranty by any of the Credit Parties and their Subsidiaries of a lease, sublease, license, or sublicense entered into in the ordinary course of business by another Credit Party thereof;

(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services in an amount not to exceed [***] outstanding at any one time;

(l)Acquired Indebtedness in an amount not to exceed [***] outstanding at any one time;

(m)unsecured Indebtedness owing to sellers of assets or equity to a Company that is incurred by such Company in connection with the consummation of one or more Acquisitions permitted by Section 5.13 so long as the aggregate principal amount for all such unsecured Indebtedness does not exceed [***] at any one time outstanding;

(n)loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is not a Credit Party;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(p)Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Borrower or its Subsidiaries to purchase or redeem Equity Interests or options of the Borrower permitted pursuant to Section 5.15(c) in an aggregate amount not to exceed [***] any time outstanding;

(q) to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, representing Consideration and incurred in connection with any Permitted Acquisition; provided that to the extent such purchase price adjustment or earn-out is subject to a contingency, such purchase price adjustment or earn-out shall be valued at the amount of reserves, if any, required under GAAP, and to the extent that the amount payable pursuant to such purchase price adjustment and earn-out is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP, it shall be valued at such reflected amount;

(r) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and consistent with past business practices, and reimbursement obligations in respect of any of the foregoing; or

(s) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed [***] at any time outstanding.

Section 5.9.  Liens.  No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(b)other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousemen, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)any Lien granted to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof);

(d)the Liens existing on the Closing Date as set forth in Schedule 5.9 of the Confidential Disclosure Letter and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of principal debt secured thereby, and the amount and description of the property subject to such Liens, shall not be increased;

(e)Liens on deposits and purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired and deposits made in connection with such purchases;

(f)encumbrances in the nature of zoning restrictions, easements and rights, restrictions of record on the use of real property or minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(g)any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by any Company, as tenant, in the ordinary course of business;

(h)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, recoupment or similar rights, including Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or Section 4-210 of the U.C.C.;

(i)Liens solely on earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement executed in connection with a transaction permitted by this Agreement;

(j)Liens arising from precautionary U.C.C. Financing Statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(l)pledges, deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, workmen’s compensation or liability insurance in the ordinary course of business;

(m)an agreement to transfer any property in a disposition permitted under Section 5.12 hereof, to the extent that such an agreement may constitute a Lien, and Liens on earnest money deposits of cash or Cash Equivalents made by the Companies in connection with any disposition permitted under Section 5.12 hereof;

(n)any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement created after the Closing Date and pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangements permitted under this Agreement;

(o)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.8 hereof or securing appeal or other surety bonds relating to such judgments, decrees or attachments;

(p)Liens assumed by a Company in connection with an Acquisition that secures Acquired Indebtedness that is permitted by Section 5.8(l) hereof, but only so long as such Lien is limited to the assets being acquired by such Acquisition;

(q)Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business, in the aggregate for all Companies, not to exceed [***];

(r)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(s)deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;

(u)Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;

(v)Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Hedge Agreements expressly permitted under this Agreement, and (ii) setoff rights granted to third parties pursuant to trade and other similar contracts with the Borrower or any Subsidiary and limited to payments owed to the Borrower or any Subsidiary under such contracts that do not constitute Indebtedness, and such contracts are not secured by any property of the Borrower or any Subsidiary;

(w)reasonable customary initial deposits and margin deposits which secure Indebtedness under Hedge Agreements permitted under Section 5.8(f) hereof, but only to the extent such deposits are mandated by applicable Law and are not specific to the Company entering into such Hedge Agreements;

(x)interests or purported interests of creditors of any Consignee related to Liens granted by any such Consignee on inventory of a Company delivered to a third party under a Consignment or other similar arrangement; or

(y) other Liens, in addition to the Liens listed above, not incurred in connection with the incurring of Indebtedness, securing amounts, in the aggregate for all Companies, not to exceed [***] at any time.

Notwithstanding anything to the contrary herein, this Section 5.09 shall not apply to Treasury Stock to the extent it would result in non-compliance of the Loans or Letters of Credit with Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States.

Section 5.10.  Regulations T, U and X.  No Company shall take any action that would result in any non‑compliance of the Loans or Letters of Credit with Regulations T, U or X, or any oth9er applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11.  Investments, Loans and Guaranties.  No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than (A) a Guarantor of Payment under the Loan Documents and (B) as permitted in Section 5.8 hereof); provided that this Section 5.11 shall not apply to the following:

(i)any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) investments in Cash Equivalents;

(iii) investments made in compliance with the Investment Policy;

(iv)the holding of each of the Subsidiaries listed on Schedule 6.1 of the Confidential Disclosure Letter, and the creation, acquisition and holding of and any investment in any newly formed or acquired Subsidiary after the Closing Date so long as such Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement; provided that in any event the Companies may form Subsidiaries required to be created in order to operate outside the United States (so long as any investments in the creation of such Subsidiaries that are foreign is permitted by subpart (viii) below);

(v)loans to, investments in and guaranties of the Indebtedness (permitted under Section 5.8(d) hereof) of, a Company from or by a Company so long as each such Company is a Credit Party;

(vi)any loans by a Company (that is not a Credit Party) to, investments by a Company (that is not a Credit Party) in, and guaranties by a Company (that is not a Credit Party) of Indebtedness of, another Company;

(vii)any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans (other than through use of company credit cards or similar purchase cards) from all Companies aggregate not more than the maximum principal sum of [***] at any time outstanding;

(viii)any loans by a Credit Party to, investments by a Credit Party in, and guaranties by a Credit Party of Indebtedness of, a Company that is not a Credit Party, so long as the aggregate amount thereof shall not exceed [***] per fiscal year;

(ix)the holdings of any stock or equity interest that remains following the sale or other disposition of a Company (or a majority interest therein) permitted by Section 5.12 hereof;

(x)to the extent constituting an investment, Indebtedness permitted under Section 5.8 hereof;

(xi)accounts receivable arising and trade credit granted in the ordinary course of business (including, for the avoidance of doubt, pursuant to cost plus arrangements) and securities of account debtors received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(xii)guaranties by a Company of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Company in the ordinary course of business;

(xiii)the entering into Hedge Agreements permitted under Section 5.8(f) hereof, and the purchase of any Permitted Equity Derivatives in connection with the issuance of Convertible Debt Securities permitted under Section 5.8(h) hereof (and the replacement of any such Permitted Equity Derivatives) provided that the purchase price for such Permitted Equity Derivatives, net of any proceeds relating to any concurrent sale or termination of any Permitted Equity Derivatives, in respect of any Convertible Debt Securities does not exceed the net cash proceeds from such issuance of Convertible Debt Securities;

(xiv)investments in the nature of Acquisitions to the extent permitted under Section 5.13 hereof;

(xv)investments existing on the Closing Date (other than investments in Subsidiaries existing on the Closing Date) and described on Schedule 5.11 of the Confidential Disclosure Letter and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such investment except as otherwise permitted by this Section 5.11;

(xvi)deposits made in the ordinary course of business to secure the performance of leases, the payment of rent or other obligations as permitted by Section 5.9 hereof;

(xvii) investments in the form of Restricted Payments permitted pursuant to Section 5.15 hereof;

(xviii)investments in joint ventures, corporate collaborations, or strategic alliances, including, without limitation, in connection with the licensing of technology, the development of technology and/or the providing of technical support; provided, that the aggregate amount of all such investments shall not at any time exceed [***];

(xix)non-cash consideration received in connection with transactions permitted by Section 5.12 hereof;

(xx)investments by any Credit Party in any Company that is not a Credit Party arising from customary cost-plus services agreements entered into in the ordinary course of business and on terms that are, when taken as a whole and in the good faith judgment of the Borrower, no less favorable to the Credit Parties than would be obtained in arm’s length transaction with a nonaffiliated third party; provided, that the aggregate amount of all such investments shall not at any time exceed [***];

(xxi)investments held by a Person acquired in a Permitted Acquisition; provided that such investments are held by such Person or are made pursuant to a binding commitment of such Person in effect as of the date of such Permitted Acquisition and not acquired or entered into in contemplation of such Permitted Acquisition;

(xxii)investments consisting of extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of the Borrower or such Subsidiary, in each case in the ordinary course of business and consistent with past business practices;

(xxiii)investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of litigation, delinquent obligations of, and other disputes with, customers, suppliers or other Persons arising in the ordinary course of business (including investments received upon foreclosure of any secured customer leases or licenses) and consistent with past business practices; or

(xxiv)other investments in an amount not to exceed [***] in any fiscal year.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12.  Merger and Sale of Assets.  No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business (including the sale of inventory in the ordinary course of business), except that:

(a)a Company (other than the Borrower) may merge with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that at least one Guarantor of Payment shall be the continuing or surviving Person);

(b)a Company (other than the Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c)a Company (other than a Credit Party) may (i) merge with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company and (ii) may, following the transfer of substantially all of its assets to another Company, voluntarily dissolve or liquidate;

(d)a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business, including by way of (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)) all such assets are not material revenue generating assets;

(e)Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof;

(f)a Company may terminate licenses, leases, and other contractual rights that are not necessary for the ordinary course of business, could not reasonably be expected to have a Material Adverse Effect and does not result from a Company’s default;

(g)the unwinding, settlement or termination of any obligations under or in respect of any Hedge Agreements (including Swap Obligations) and Permitted Equity Derivatives;

(h)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(i)to the extent constituting investments, the granting of Liens permitted by Section 5.9 hereof and the making of Restricted Payments permitted by Section 5.15 hereof;

(j) the sale or issuance of equity interests by of the Borrower;

(k)dispositions of assets acquired by the Borrower and its Subsidiaries pursuant to an Acquisition consummated after the Closing Date, so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary in connection with the business of the Borrower or its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Acquisition;

(l) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(m)leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(n) any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(o)dispositions of specifically identified assets disclosed to the Administrative Agent and the Lenders prior to the Closing Date; and

(p)sales and other dispositions of any other assets in an aggregate amount not to exceed [***] in any fiscal year.

Notwithstanding anything to the contrary herein, this Section 5.12 shall not apply to Treasury Stock to the extent it would result in non-compliance of the Loans or Letters of Credit with Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States.

Section 5.13.  Acquisitions.  No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as such Acquisition meets all of the following requirements:

(a)in the case of an Acquisition that involves a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;

(b)in the case of an Acquisition that involves a merger, amalgamation or other combination including a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(c)the business to be acquired shall be similar to, or related to, incidental to, or a reasonable expansion or extension of the line of business(es) of the Companies;

(d)no Event of Default shall have occurred and be continuing or, after giving pro forma effect to such Acquisition, result therefrom;

(e)such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(f)with respect to an Acquisition with Consideration equal to or less than [***], the Borrower shall have provided to the Administrative Agent and the Lenders, on or prior to such Acquisition, (i) copies of the Acquisition documents and related disclosure schedules, and (ii) historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(g)with respect to an Acquisition with Consideration in excess of [***], the Borrower shall have provided to the Administrative Agent and the Lenders, at least five (5) business days prior to such Acquisition, (i) copies of the Acquisition documents and related disclosure schedules, and (ii) historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(h)after giving pro forma effect to such Acquisition, the [***] shall be no less than the sum of (i) [***] plus (ii) [***] of the net cash proceeds of any Convertible Debt Securities issued after the Closing Date; and

(i)the aggregate cash Consideration paid for such Acquisition, when combined with all cash Consideration paid for Acquisitions for all Companies during the Commitment Period, does not exceed the sum of (i) [***] plus, (ii) [***] of the net cash proceeds of any Convertible Debt Securities issued after the Closing Date, minus, (iii) the Stock Buyback Amount as of such date.

Section 5.14.  Notice.  The Borrower shall cause a Financial Officer of the Borrower to promptly notify the Administrative Agent and the Lenders, in writing, whenever any of the following shall occur:

(a)a Default or Event of Default has occurred hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any other Loan Document for any reason ceases in any material respect to be true and complete;

(b)the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that would reasonably be expected to have a Material Adverse Effect; or

(c)the Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15.  Restricted Payments.  No Company shall make or commit itself to make any Restricted Payment at any time, except:

(a)the Borrower may declare and pay dividends with respect to its equity interests, and make other Restricted Payments, in each case payable solely in additional shares of its common stock;

(b)the Borrower may make Restricted Payments constituting share repurchases or redemptions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in a manner consistent with past business practices;

(c)so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, the Borrower and any Subsidiaries may repurchase equity interests from any current or former officer, director, employee or consultant (or family member or trust (or other similar entity) established for the benefit of any of the foregoing) upon the grant or award of such equity interests (or upon vesting thereof) in a manner consistent with past business practices;

(d)the Borrower and any Subsidiaries may purchase equity interests from present or former officers, directors or employees of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee in a manner consistent with past business practices and in an aggregate amount not to exceed [***] in any fiscal year of the Borrower;

(e)the Borrower may purchase or repurchase any equity interests (including prepayments, redemptions and repurchases of Convertible Debt Securities) of the Borrower  in an aggregate amount during the Commitment Period not to exceed (i) [***] of the net cash proceeds of any Convertible Debt Securities issued after the Closing Date, minus (ii) the net cash proceeds of such Convertible Debt Securities in excess of [***] used for Acquisitions in accordance with 5.13(j) hereof (the aggregate purchases under this subsection (e) to be referred to as the “Stock Buyback Amount”);

(f)the Borrower may make (i) interest payments on Convertible Debt Securities, (ii) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto, cash settlement payments upon any conversion of Convertible Debt Securities in accordance with the terms thereof in an aggregate amount not to exceed the principal amount thereof and (iii) extend, renew or refinance Convertible Debt Securities to the extent that the Indebtedness resulting from such extension, renewal or refinancing is permitted under Section 5.8 hereof; and

(g)the Borrower may purchase Permitted Equity Derivatives in connection with the issuance of any Convertible Debt Securities permitted under Section 5.9 hereof.

Section 5.16.  Environmental Compliance.  Each Company shall comply with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.  The Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice any Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company.  No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any material provision of Environmental Law.  As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 5.17.  Affiliate Transactions.  No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate; provided that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate; (b) any employment agreement, employee benefit plan, stock option plan, officer, director, consultant or employee indemnification agreement (and the payment of indemnities and fees pursuant to such arrangements) or any similar arrangement entered into by a Company in the ordinary course of business; (c) loans and advances to employees or officers to the extent permitted under this Agreement; (d) any transaction or series of related transactions involving consideration paid by a Company or the transfer of assets by a Company so long as the consideration or value for all such transactions or series of related transactions is not in excess of [***] during the Commitment Period; (e) transactions permitted under Sections 5.8(c), (e) and (n), 5.11(vi) and (viii), 5.12(c), (d), (f), (h) and (m), or 5.15 hereof; and (f) transactions that exist on the Closing Date and described on Schedule 5.17 of the Confidential Disclosure Letter.

Section 5.18.  Use of Proceeds.  The Borrower’s use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies, for Acquisitions permitted hereunder, and for certain fees and expenses associated with the transactions contemplated by this Agreement.  The Borrower will not, directly or indirectly, use the proceeds of the Loans and Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19.  Corporate Names and Locations of Collateral.  No Credit Party shall (a) change its corporate name, or (b) change its state, province or other jurisdiction, or form of organization, or extend or continue its existence in or to any other jurisdiction (other than its jurisdiction of organization at the date of this Agreement); unless, in each case, the Borrower shall have provided the Administrative Agent with at least thirty (30) days prior written notice thereof.  The Borrower shall also provide the Administrative Agent with at least thirty (30) days prior written notification of (i) any change in any location where any material amount of a Credit Party’s Inventory or Equipment is maintained, and any new locations where any material amount of a Credit Party’s Inventory or Equipment is to be maintained; (ii) any change in the location of the office where any Credit Party’s records pertaining to its Accounts are kept; and (iii) any change in the location of any Credit Party’s chief executive office.  In the event of any of the foregoing or if otherwise deemed reasonably appropriate by the Administrative Agent, the Administrative Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s sole discretion, to perfect or continue perfected the security interest of the Administrative Agent, for the benefit of the Lenders, in the Collateral.

Section 5.20.  Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a)Guaranties and Security Documents.  Each Domestic Subsidiary (other than (i) a Subsidiary that is an Excluded Subsidiary, (ii) a Subsidiary that is held directly or indirectly by a CFC, or (iii) a FSHCO) created, acquired or held subsequent to the Closing Date, shall promptly (and in any event within 30 days or such later date reasonably acceptable to the Administrative Agent) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations and a Security Agreement (or a Security Agreement Joinder), such agreements to be prepared by the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may reasonably be deemed necessary or advisable by the Administrative Agent.  With respect to a Domestic Subsidiary that has been classified as an Excluded Subsidiary, at such time that such Subsidiary no longer meets the requirements of an Excluded Subsidiary, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in the foregoing sentence.

(b)Pledge of Stock or Other Ownership Interest.  With respect to the creation or acquisition of a Subsidiary (other than an Excluded Subsidiary or any direct or indirect Subsidiary of a CFC) after the Closing Date, the Borrower shall deliver to the Administrative Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement prepared by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, and executed by the appropriate Credit Party; provided that (i) no such pledge shall include shares of voting capital stock or other voting equity interests of any Foreign Subsidiary or any FSHCO in excess of sixty-five percent (65%) of the total outstanding shares of voting capital stock or other voting equity interest of such Foreign Subsidiary or FSHCO, whether held directly or indirectly through a disregarded entity, and (ii) perfection of liens in foreign equity interests will only be made pursuant to New York law.

Section 5.21.  Collateral.  Each Credit Party shall:

(a)once per fiscal year, at reasonable times and, except after the occurrence of an Event of Default, upon reasonable notice, allow the Administrative Agent by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (i) examine, inspect and make extracts from such Credit Party’s books and other records, including, without limitation, the tax returns of such Credit Party, (ii) arrange for verification of such Credit Party’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods, and (iii) examine and inspect such Credit Party’s Inventory and Equipment, wherever located;

(b)promptly furnish to the Administrative Agent upon reasonable request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of such Credit Party’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as the Administrative Agent may reasonably request;

(c)promptly notify the Administrative Agent in writing of the existence of any Deposit Account or Securities Account of any Credit Party, and promptly (or prior to or simultaneously with the creation of any new Deposit Account or Securities Account) provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement with respect thereto, if required by the Administrative Agent; provided that no Credit Party shall be required to deliver a Deposit Account Control Agreement or Securities Account Control Agreement (i) with respect to any Excluded Account, or (ii) so long as (A) the aggregate balance in each Deposit Account (that is not an Excluded Account) that is not subject to a Control Agreement does not exceed [***] at any time, and (B) the aggregate balance in all Deposit Accounts (that are not Excluded Accounts) that are not subject to a Control Agreement does not exceed [***] at any time;

(d)promptly notify the Administrative Agent in writing whenever the Equipment or Inventory of a Company, with a net book value in excess of [***], is located at a domestic location of a third party (other than another Company) that is not covered by an executed Landlord’s Waiver or similar document with respect thereto, and in good faith use commercially reasonable best efforts to deliver to the Administrative Agent an executed Landlord’s Waiver or similar document with respect thereto or notice that may be required by the Administrative Agent;

(e)promptly notify the Administrative Agent in writing of any information that the Credit Parties have or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of the Administrative Agent with respect thereto;

(f)maintain such Credit Party’s Equipment (other than Equipment that is obsolete or no longer useful in the Borrower’s business) in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements in management’s reasonable judgment and in the ordinary course of business thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(g)deliver to the Administrative Agent, to hold as security for the Secured Obligations, all certificated Investment Property with a value in excess of [***] owned by a Credit Party and constituting Collateral, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent, or in the event such Investment Property is in the possession of a Securities Intermediary or credited to a Securities Account (other than an Excluded Account), execute with the related Securities Intermediary a Securities Account Control Agreement over such Securities Account in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(h)provide to the Administrative Agent, on a quarterly basis to the extent there have been material changes from the most recent list delivered to the Administrative Agent), a list of any patents, trademarks or copyrights that have been federally registered by a Credit Party during such fiscal quarter, and provide for the execution of an appropriate Intellectual Property Security Agreement; and

(i)upon request of the Administrative Agent, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent may from time to time deem reasonably necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the Lenders their respective rights hereunder and in or to the Collateral.

Each Credit Party hereby authorizes the Administrative Agent, on behalf of the Lenders, to file U.C.C. Financing Statements or other appropriate notices with respect to the Collateral; provided that prior to filing any such U.C.C. Financing Statements or other appropriate notices with respect to the Collateral in a jurisdiction (such as Florida) that charges a tax or other charge in addition to routine filing fees, the Administrative Agent shall provide the Borrower with reasonable advance notice thereof and reasonably cooperate with the Borrower to mitigate the obligation to pay such tax or other charges.  If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of any Credit Party constituting Collateral, such Credit Party shall, upon written request from the Administrative Agent, (i) execute and deliver to the Administrative Agent a short form security agreement, prepared by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent, for the benefit of the Lenders, to be properly noted thereon.  Each Credit Party hereby authorizes the Administrative Agent or the Administrative Agent’s designated agent (but without obligation by the Administrative Agent to do so) to incur Related Expenses.  If any Credit Party fails to keep and maintain its Equipment (other than Equipment that is obsolete or no longer useful in the Borrower’s business) in good operating condition, ordinary wear and tear excepted, the Administrative Agent may (but shall not be required to) so maintain or repair all or any part of such Credit Party’s Equipment and the documented reasonable out-of-pocket cost thereof shall be a Related Expense reimbursable pursuant to Section 11.5.

Section 5.22.  Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.  The Borrower shall provide the Administrative Agent with prompt written notice with respect to any personal property (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business and Permitted Acquisitions for which notice has already been provided) acquired by any Company subsequent to the Closing Date.  In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent, whenever made, the Borrower shall, and shall cause each Guarantor of Payment to, grant to the Administrative Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a Lien on any personal property of the Borrower and each Guarantor of Payment (other than for (x) leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, the Administrative Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender and (y) Excluded Property), acquired subsequent to the Closing Date, in which the Administrative Agent does not have a Lien.  The Borrower agrees that, within ten Business Days after the date of such written request and delivery of drafts of the requested documentation, which shall be consistent with Loan Documents previously provided to the Administrative Agent, to secure all of the Secured Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, or other documents, instruments or agreements or such thereof as the Administrative Agent may reasonably require with respect to any of the Credit Parties.

Section 5.23.  Restrictive Agreements.

(a)Except as set forth in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) customary non-assignment provisions in leases, licenses or other agreements entered in the ordinary course of business and consistent with past practices, (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease, (iv) any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement created after the Closing Date and pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangements permitted under this

Agreement, (v) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary, (vi) any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any property in existence at the time such Subsidiary or property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such person becoming a subsidiary or the acquisition of such property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement), (vii) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any property that limit the transfer of such property pending the consummation of such sale or disposition, solely as to property being sold or disposed of and (viii) customary restrictions on Liens on deposit and security accounts subject to, and pursuant to, cash management agreements.

(b)No Company shall enter into any contract or agreement that would prohibit the Administrative Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets, (ii) customary provisions in joint venture agreements restricting liens on joint venture assets (to the extent joint ventures are permitted by this Agreement), (iii) customary provisions in licenses of intellectual property that restrict the creation of liens entered into in the ordinary course of business, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest entered into in the ordinary course of business, and (v) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 5.12 hereof pending the consummation of such sale).

Section 5.24.  Amendment of Organizational Documents.  Without the prior written consent of the Administrative Agent, no Credit Party shall (a) amend its Organizational Documents in any manner materially adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or its form of organization.

Section 5.25.  Fiscal Year.  The Borrower shall not change the date of its fiscal year-end without the prior written consent of the Administrative Agent and the Required Lenders.  As of the Closing Date, the fiscal year end of the Borrower is January 31 of each year.

Section 5.26.  Further Assurances.  The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments related to any of the collateral securing the Secured Obligations as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in connection with the transactions contemplated by the Loan Documents.

Section 5.27.  Beneficial Ownership.  Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

Section 6.1.  Corporate Existence; Subsidiaries; Foreign Qualification.  Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 of the Confidential Disclosure Letter, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 of the Confidential Disclosure Letter sets forth, as of the Closing Date, each Subsidiary of the Borrower (and whether such Subsidiary is an Excluded Subsidiary), its state (or jurisdiction) of formation, its relationship to the Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company (other than the Borrower).  Schedule 6.1 of the Confidential Disclosure Letter sets forth the tax identification number and the location of its chief executive office and principal place of business each Credit Party.  Except as set forth on Schedule 6.1 of the Confidential Disclosure Letter, as of the Closing Date, the Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries.

Section 6.2.  Corporate Authority.  Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents.  The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of, whether enforcement is sought in equity or at law).  The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Credit Party under the provisions of, such Company’s Organizational Documents or any agreement to which such Company is a party where such conflict with, breach of any of the provisions of, or default under, any such agreement would result in a Material Adverse Effect.

Section 6.3.  Compliance with Laws and Contracts.  Each Company:

(a)holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable Laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;

(b)is in compliance in all material respects with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;

(c)is not, to its knowledge, in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;

(d)has ensured that no Company, or to the knowledge of any Company, any director, officer, agent, employee or Affiliate of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions;

(e)is in material compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations;

(f)has ensured that no Company or, to the knowledge of any Company, any director, officer, agent, employee or other person acting on behalf of a Company has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws, and the Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith; and

(g)is in compliance, in all material respects, with the Patriot Act.

Section 6.4.  Litigation and Administrative Proceedings.  Except as disclosed on Schedule 6.4 of the Confidential Disclosure Letter (and for matters disclosed by the Borrower on its periodic public filings), there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or, to the knowledge of the Companies, threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

Section 6.5.  Title to Assets.  Each Credit Party has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.  As of the Closing Date, the Credit Parties do not own any real estate.

Section 6.6.  Liens and Security Interests.  On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Credit Party; (b) there is and will be no mortgage or charge outstanding covering any real property of any Credit Party; and (c) no real or personal property of any Credit Party is subject to any Lien of any kind.  The Administrative Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against collateral of the corresponding type as authorized hereunder will have a valid and enforceable first priority Lien on the collateral securing the Secured Obligations to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement, subject to Liens permitted pursuant to Section 5.9.  Except as permitted in Sections 5.9 and 5.23, no Company has entered into any contract or agreement that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Credit Party that is described in the definition of Collateral.

Section 6.7.  Tax Returns.  All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been timely filed (subject to valid extensions) and all taxes, assessments, fees and other governmental charges that are due and payable have been timely paid or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP, in each case, except as otherwise permitted herein or where the failure to do so does not and will not cause or result in a Material Adverse Effect.

Section 6.8.  Environmental Laws.  Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.  No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that could reasonably be expected to have a Material Adverse Effect.  No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation in any material respect of any Environmental Law, in each case, except for such items that could not reasonably be expected to have a Material Adverse Effect.  As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9.  Locations.  As of the Closing Date, the Credit Parties have places of business or maintain their books and records, Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 of the Confidential Disclosure Letter, and each Credit Party’s chief executive office is set forth on Schedule 6.1 of the Confidential Disclosure Letter.  Schedule 6.9 of the Confidential Disclosure Letter further specifies whether each location, as of the Closing Date, (a) is owned by a Credit Party, or (b) is leased by a Credit Party from a third party, and, if leased by a Credit Party from a third party, if a Landlord’s Waiver is required to be delivered pursuant to the terms hereof.  As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third-party location where assets of a Credit Party are located.

Section 6.10.  Continued Business.  There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change (other than consistent with past business practices of the Companies and at the election of the Companies) in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, which could reasonably be expected to have a Material Adverse Effect, and there exists no other present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted other than the effects of COVID-19.

Section 6.11.  Employee Benefits Plans.  Schedule 6.11 of the Confidential Disclosure Letter identifies each ERISA Plan as of the Closing Date.  No ERISA Event has within the six (6) years prior hereto occurred or is reasonably expected to occur with respect to an ERISA Plan.  Disregarding any matters which do not have a Material Adverse Effect: (a) full payment has been made of all amounts that a Controlled Group member is required, under applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan; (b) the liability of each Controlled Group member with respect to each ERISA Plan has been appropriately funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been appropriately reserved for on its financial statements; and (c) no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan.  To the knowledge of the Borrower, with respect to each ERISA Plan administered by a Company or a Controlled Group member that is intended to be qualified under Code Section 401(a), (i) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (ii) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (iii) the ERISA Plan and any associated trust have received or are otherwise entitled to rely upon a favorable determination letter or opinion letter from the Internal Revenue Service stating that the ERISA Plan (or a prototype or volume submitter plan utilized as the plan document for such ERISA Plan) qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (iv) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (v) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.  With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12.  Consents or Approvals.  Except as set forth on Schedule 6.12 of the Confidential Disclosure Letter, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Credit Party in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by this Agreement or the Security Documents.

Section 6.13.  Solvency.  The Borrower, on a consolidated basis, has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders under the Loan Documents.  The Borrower, on a consolidated basis, is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower, on a consolidated basis, be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders.  The Borrower, on a consolidated basis, is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder.  The Borrower, on a consolidated basis, does not intend, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14.  Financial Statements.  The audited Consolidated financial statements of the Borrower for the fiscal year ended January 31, 2020 and the unaudited Consolidated financial statements of the Borrower for the fiscal quarter ended July 31, 2020, furnished to the Administrative Agent and the Lenders are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes).  Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business (provided that the impact of COVID-19 on the Borrower and its Subsidiaries that have occurred and were disclosed to or discussed with the Administrative Agent prior to the Closing Date or are otherwise general public knowledge prior to the Closing Date shall be disregarded) or any change in any Company’s accounting procedures, other than as permitted or required by GAAP.

Section 6.15.  Regulations.  No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States).  Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16.  Material Agreements.  Except as disclosed on Schedule 5.8 and Schedule 6.16 of the Confidential Disclosure Letter, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it other than such contracts and agreements entered into in the ordinary course of business; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subparts (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17.  Intellectual Property.  Each Credit Party owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known infringement alleged by a third party against such Credit Party that would be reasonably expected to have a Material Adverse Effect.  Schedule 6.17 of the Confidential Disclosure Letter sets forth all license agreements (excluding off-the-shelf licenses available to the public) and federally registered patents, trademarks, copyrights and service marks owned by each Credit Party as of the Closing Date.

Section 6.18.  Insurance.  Each Credit Party maintains with financially sound and reputable insurers insurance with coverage (including, if applicable, insurance coverage required by the National Flood Insurance Reform Act of 1994) and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.  Schedule 6.18 of the Confidential Disclosure Letter sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19.  Deposit Accounts and Securities Accounts.  Schedule 6.19 of the Confidential Disclosure Letter lists all banks, other financial institutions and Securities Intermediaries at which any Credit Party maintains Deposit Accounts or Securities Accounts as of the Closing Date, and Schedule 6.19 of the Confidential Disclosure Letter identifies the name, address and telephone number of each such financial institution or Securities Intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20.  Accurate and Complete Statements.  Neither the Loan Documents nor any certification made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not seriously misleading; provided that with respect to projected financial information, such Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized).  There is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21.  Investment Company; Other Restrictions.  No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22.  Defaults.  No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery of this Agreement.

Section 6.23.  Beneficial Ownership.  The information included in each Beneficial Ownership Certification most recently delivered to each Lender (if any) is true and correct in all respects.

ARTICLE VII. SECURITY

Section 7.1.  Security Interest in Collateral.  In consideration of and as security for the full and complete payment of all of the Secured Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders (and affiliates thereof that hold Secured Obligations), a security interest in the Collateral.

Section 7.2.  Collections and Receipt of Proceeds by the Borrower.

(a)Upon written notice to the Borrower from the Administrative Agent after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by the Borrower at the main office of the Administrative Agent (or such other office as shall be designated by the Administrative Agent) and all such lawful collections of the Borrower’s Accounts and such Proceeds of the Borrower’s Accounts and Inventory shall be remitted daily by the Borrower to the Administrative Agent in the form in which they are received by the Borrower, either by mailing or by delivering such collections and Proceeds to the Administrative Agent, appropriately endorsed for deposit in the Cash Collateral Account.  In the event that such notice is given to the Borrower from the Administrative Agent, the Borrower shall not commingle such collections or Proceeds with any of the Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for the Administrative Agent, for the benefit of the Lenders.  In such case, the

Administrative Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement.  If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against the Administrative Agent on its warranties of collection, the Administrative Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account (other than an Excluded Account) maintained by the Borrower with the Administrative Agent or with any other Lender, and, in any event, retain the same and the Borrower’s interest therein as additional security for the Secured Obligations.  The Administrative Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to the Borrower for use in the Borrower’s business.  The balance in the Cash Collateral Account may be withdrawn by the Borrower upon termination of this Agreement and Payment in Full of all of the Secured Obligations.

(b)After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s written request, the Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to the Administrative Agent, to which the Administrative Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of the Administrative Agent.

(c)The Administrative Agent, or the Administrative Agent’s designated agent, is hereby constituted and appointed attorney‑in‑fact for the Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of the Borrower to do so.  Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are Paid in Full, (ii) exercisable by the Administrative Agent at any time and without any request upon the Borrower by the Administrative Agent to so endorse, and (iii) exercisable in the name of the Administrative Agent or the Borrower.  To the extent permitted by applicable Law, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  Neither the Administrative Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3.  Collections and Receipt of Proceeds by Administrative Agent.  Each Credit Party hereby constitutes and appoints the Administrative Agent, or the Administrative Agent’s designated agent, as such Credit Party’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the Secured Obligations are Paid in Full:

(a)to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of the Administrative Agent or such Credit Party, any and all of such Credit Party’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral.  To the extent permitted by applicable Law, each Credit Party hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.  The Administrative Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b)to transmit to Account Debtors, on any or all of such Credit Party’s Accounts, notice of assignment to the Administrative Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Accounts and the amounts owing thereon;

(c)to transmit to purchasers of any or all of such Credit Party’s Inventory, notice of the Administrative Agent’s security interest therein, and to request from such purchasers at any time, in the name of the Administrative Agent or such Credit Party, information concerning such Credit Party’s Inventory and the amounts owing thereon by such purchasers;

(d)to notify and require Account Debtors on such Credit Party’s Accounts and purchasers of such Credit Party’s Inventory to make payment of their indebtedness directly to the Administrative Agent;

(e)to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as the Administrative Agent, in its sole discretion, may deem to be advisable;

(f)to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of the Administrative Agent or one or more Credit Parties, and to withdraw any such suit or other proceeding.  The Credit Parties agree to lend every assistance reasonably requested by the Administrative Agent in respect of the foregoing, all at no cost or expense to the Administrative Agent and including, without limitation, the furnishing of such witnesses and of such records and other writings as the Administrative Agent may reasonably require in connection with making legal proof of any Account;

(g)to take or bring, in the name of the Administrative Agent or such Credit Party, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or appropriate to effect the receipt, enforcement, and collection of the Collateral; and

(h)to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into the Cash Collateral Account or, at the option of the Administrative Agent, to apply them as a payment against the Loans or any other Secured Obligations in accordance with this Agreement.

Section 7.4.  Administrative Agent’s Authority Under Pledged Notes.  For the better protection of the Administrative Agent and the Lenders hereunder, each Credit Party, as appropriate, will execute, with respect to any existing or future Pledged Notes an appropriate endorsement on (or separate from) each Pledged Note and with respect to Pledged Notes in the original principal amount in excess of [***], or upon request after the occurrence and during the continuance of an Event of Default, has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Notes with the Administrative Agent, for the benefit of the Lenders.  Such Credit Party irrevocably authorizes and empowers the Administrative Agent, for the benefit of the Lenders, to, after the occurrence and during the continuance of an Event of Default, (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in the Administrative Agent’s discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse such Credit Party’s name to each check or other writing received by the Administrative Agent as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as the Administrative Agent may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as the Administrative Agent, in its discretion, may deem advisable in connection with the forgoing; provided that nothing contained or implied herein or elsewhere shall obligate the Administrative Agent to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit the Administrative Agent from settling, withdrawing or dismissing any action, suit or proceeding or require the Administrative Agent to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

Section 7.5.  Commercial Tort Claims.  If any Credit Party shall at any time hold or acquire a Commercial Tort Claim in excess of [***], such Credit Party shall promptly notify the Administrative Agent thereof in a writing signed by such Credit Party, that sets forth the details thereof and grants to the Administrative Agent (for the benefit of the Lenders) a Lien thereon and on the Proceeds thereof, all upon the terms of this Agreement, with such writing to be prepared by and in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.6.  Use of Inventory and Equipment.  Until the exercise by the Administrative Agent and the Required Lenders of their rights under Article IX hereof, each Credit Party may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory or Equipment in the ordinary course of business or as otherwise permitted by this Agreement; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Credit Party’s business.

ARTICLE VIII.  EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 8.1.  Payments.  If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full within five (5) Business Days of any applicable date when due and payable, or (b) the principal of any Loan, or any reimbursement obligation under any Letter of Credit that has been drawn, or any amount owing pursuant to Section 2.11 hereof shall not be paid in full when due and payable.

Section 8.2.  Special Covenants.  If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, or 5.18 hereof.

Section 8.3.  Other Covenants.

(a) If any Company shall fail or omit to perform and observe Section 5.3(a), (b), (c) or (d) and that Default shall not have been fully corrected within [***] Business Days thereafter; or

(b)If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any other Loan Document that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within [***] days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4.  Representations and Warranties.  If any representation, warranty or statement made by a Credit Party in or pursuant to this Agreement or any other Loan Document or any other certification furnished in writing by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous, in any material respect when made or deemed made.

Section 8.5.  Cross Default.  If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in such Material Indebtedness Agreement beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6.  ERISA Default.  The occurrence of one or more ERISA Events or the imposition of a Lien on the assets of a Credit Party in accordance with Section 430(k) of the Code of any Company.

Section 8.7.  Change in Control.  If any Change in Control shall occur.

Section 8.8.  Judgments.  There is entered against any Company:

(a)a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of forty-five (45) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments for all such Companies, shall exceed [***] (excluding any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or

(b)any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of ten consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9.  Security.  If any Lien as to any material amount of Collateral (as reasonably determined by the Administrative Agent) granted by a Credit Party in this Agreement or any other Loan Document in favor of the Administrative Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents provided by the Administrative Agent to correct such matters, or (b) (i) unperfected as to any material amount of Collateral (as reasonably determined by the Administrative Agent) except to the extent resulting from the act or omission of the Administrative Agent, any Lender or any Affiliate thereof and (ii) the Borrower (or the appropriate Credit Party) has failed to promptly execute appropriate documents provided by the Administrative Agent to correct such matters.

Section 8.10.  Validity of Loan Documents.  If (a) any material provision of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested in writing by any Credit Party; (c) any Credit Party shall deny in writing that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders any material benefits purported to be created thereby.

Section 8.11.  Solvency.  If any Company (other than an Excluded Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall not be controverted within ten days, or shall continue undismissed for a period of ninety (90) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; (j) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company; or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX.  REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1.  Optional Defaults.  If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 or 8.10 hereof shall occur and be continuing, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a)terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or

(b)accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2.  Automatic Defaults.  If any Event of Default referred to in Section 8.11 hereof shall occur:

(a)all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 9.3.  Letters of Credit.  If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred three percent (103%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit.  The Administrative Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower to reimburse the Administrative Agent and the Lenders for any then outstanding Letters of Credit.

Section 9.4.  Offsets.  If there shall occur or exist, and be continuing, any Event of Default referred to in Section 8.11 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender and the Issuing Lender and each of their respective Affiliates shall have the right, with the prior written consent of the Administrative Agent, to set‑off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower or a Guarantor of Payment to such Lender or the Issuing Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender or the Issuing Lender (including, without limitation, by branches and agencies of such Lender, wherever located) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set‑off and application (provided that the failure to give such notice shall not affect the validity of such set‑off and application).  In the event that any Defaulting Lender shall exercise any such right of set‑off, (a) all amounts so set‑off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.6(c) and (d) hereof, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set‑off.

Section 9.5.  Equalization Provisions.  Each Lender agrees with the other Lenders that, if it at any time shall obtain any Advantage over the other Lenders, or any thereof, in respect of the

Obligations (except as to Letters of Credit prior to the Administrative Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify such Advantage.  If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving such Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving such Advantage is required to pay interest on such Advantage to the Person recovering such Advantage from such Lender) ratably to the extent of the recovery.  Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by the Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement).  Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set‑off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6.  Collateral.  The Administrative Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Loan Document, or otherwise provided in law or equity; provided that any exercise thereof shall be by the Administrative Agent or a designee thereof.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may require the Borrower to assemble the collateral securing the Secured Obligations, which the Borrower agrees to do, and make it available to the Administrative Agent and the Lenders at a reasonably convenient place to be designated in writing by the Administrative Agent.  The Administrative Agent may, with or without notice to or demand upon the Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where such collateral, or any thereof, may be found and to take possession thereof (including anything found in or on such collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of such collateral) and for that purpose may pursue such collateral wherever the same may be found, without liability for trespass.  After any delivery or taking of possession of the collateral securing the Secured Obligations, or any portion thereof, pursuant to this Agreement, then, with or without resort to the Borrower personally or any other Person or property, all of which the Borrower hereby waives, and upon such terms and in such manner as the Administrative Agent may deem advisable, the Administrative Agent, in its discretion, may sell, assign, transfer and deliver any of such collateral at any time, or from time to time.  No prior notice need be given to the Borrower or to any other Person in the case of any sale of such collateral that the Administrative Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case the Administrative Agent shall give the Borrower not fewer than ten days prior notice of either the time and place of any public sale of such collateral or of the time after which any private sale or other intended disposition thereof is to be made.  The Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence and applicable Law) waives notice of any kind in respect of any such sale.  At any such public sale, the Administrative Agent or the Lenders may purchase such collateral, or any part thereof, free from any right of redemption, all of which rights the Borrower hereby waives and releases.  After paying all claims, if any, secured by Liens having precedence over this Agreement, the Administrative Agent shall promptly apply the net proceeds of each such sale to or toward the payment of the Secured Obligations, whether or not then due, as set forth in Section 9.8 hereof.  Any excess, to the extent permitted by law, shall be paid to the Borrower, and the Borrower shall remain liable for any deficiency.  In addition, if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, the Administrative Agent shall at all times have the right to obtain new appraisals of the Borrower or any collateral securing the Secured Obligations, the documented reasonable out-of-pocket cost of which shall be paid by the Borrower pursuant to Section 11.5 hereof.

Section 9.7.  Other Remedies.  The remedies in this Article IX are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled.  The Administrative Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.  In addition, the Administrative Agent shall be entitled to exercise remedies, pursuant to the Loan Documents, against collateral securing the Secured Obligations, on behalf of any affiliate of a Lender that holds Secured Obligations, and no affiliate of a Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8.  Application of Proceeds.

(a)Payments Prior to Exercise of Remedies.  Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable Law; to the Loans and Letters of Credit, as appropriate; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations then due and payable (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Section 11.5 hereof.

(b)Payments Subsequent to Exercise of Remedies.  After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent including payments under any Guaranty of Payment shall be applied, unless otherwise specifically required by the terms of the other Loan Documents or by applicable Law, as follows:

(i)first, to the payment of all costs, expenses and other amounts (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 11.5 and 11.6 hereof to the Administrative Agent;

(ii)second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent, (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure, (D) any commitment fees, amendment fees and similar fees shared pro rata among the Lenders entitled thereto under this Agreement that are then accrued and payable, and (E) to the extent not paid by the Borrower, to the obligations incurred by the Lenders (other than the Administrative Agent) pursuant to Sections 11.5 and 11.6 hereof;

(iii)third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii), (B) the Indebtedness under any Hedge Agreement with a Lender (or an entity that is an affiliate of a then existing Lender), such amount to be based upon the net termination obligation of the Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to a Lender (or an entity that is an affiliate of a then existing Lender) under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subpart (iii);

(iv)fourth, to any remaining Secured Obligations; and

(v)finally, any remaining surplus after all of the Secured Obligations have been Paid in Full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

Each Lender hereby agrees to promptly provide all information reasonably requested by the Administrative Agent regarding any Bank Product Obligations owing to such Lender (or affiliate of such Lender) or any Hedge Agreement entered into by a Company with such Lender (or affiliate of such Lender), and each such Lender, on behalf of itself and any of its affiliates, hereby agrees to promptly provide notice to the Administrative Agent upon such Lender (or any of its affiliates) entering into any such Hedge Agreement or cash management services agreement.

ARTICLE X.  THE ADMINISTRATIVE AGENT

Section 10.1.  Appointment and Authorization.

(a)General.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints KeyBank National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 10.6(a) and (b) hereof, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Bank Products and Hedging Products.  Each Lender that is providing Bank Products or products in connection with a Hedge Agreement (or whose affiliate is providing such products) hereby irrevocably authorizes the Administrative Agent to take such action as agent on its behalf (and its affiliate’s behalf) with respect to the collateral securing the Secured Obligations and the realization of payments with respect thereto pursuant to Section 9.8(b)(iii) hereof.  The Borrower and each Lender agree that the indemnification and reimbursement provisions of this Agreement shall be equally applicable to the actions of the Administrative Agent pursuant to this subsection (b).  Each Lender hereby represents and warrants to the Administrative Agent that it has the authority to authorize the Administrative Agent as set forth above.

Section 10.2.  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3.  Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity.

(b)The Administrative Agent shall not be liable to the Issuing Lenders, the Lenders or any affiliate thereof for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.3 and Article IX hereof), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4.  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the

Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 10.6.  Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor and if no Event of Default has occurred and is continuing at such time, such successor shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor and if no Event of Default has occurred and is continuing at such time, such successor shall be reasonably acceptable to the Borrower.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.5 hereof shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8.  Other Agents.  The Administrative Agent shall have the continuing right, in consultation with the Borrower, from time to time to designate one or more Lenders (or its or their affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof.  Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 10.9.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.5 and 11.6 hereof.

Section 10.10.  Indemnification of Administrative Agent.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document, or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10.  The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11.  Issuing Lender.  The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 10.12.  No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism law, including any programs involving any of the following items relating to or in connection with the Borrower, its respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.13.  Platform.

(a)Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(b)The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.14.  Release of Collateral or Guarantor of Payment.  In the event of a merger, transfer of assets or other transaction permitted pursuant to Section 5.12 hereof (or otherwise permitted pursuant to this Agreement or any other Loan Document) where the proceeds of such merger, transfer or other transaction are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement or any other Loan Document, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to (a) release the relevant Collateral from this Agreement or any other Loan Document, (b) release a Guarantor of Payment in connection with such permitted transfer or event, and (c) duly assign, transfer and deliver to the affected Person (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement.

ARTICLE XI.  MISCELLANEOUS

Section 11.1.  Lenders’ Independent Investigation.  Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender.  Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter.  Each Lender further represents that it has reviewed each of the Loan Documents.

Section 11.2.  No Waiver; Cumulative Remedies.  No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents.  The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3.  Amendments, Waivers and Consents.

(a)General Rule.  Except as set forth in Section 3.8 hereof, no amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom (other than pursuant to Section 2.9(b) hereof), shall be effective unless the same shall be in writing and signed by the Required Lenders and, other than with respect to waivers and consents, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)Exceptions to the General Rule.  Notwithstanding the provisions of subsection (a) above, but subject to the provisions of Section 2.9(b) hereof:

(i)Consent of Lenders Affected Required.  No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal of or interest on the Loans or Letter of Credit reimbursement obligations or commitment fees payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 11.3(b)) or the stated rate of commitment fees payable hereunder, without the consent of each Lender directly affected thereby, (D) change the manner of the application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment or release or subordinate any material amount of collateral securing the Secured Obligations, except in connection with a transaction specifically permitted hereunder, (G) without the unanimous consent of the Lenders, amend this Section 11.3 or Section 9.5 or 9.8 hereof, or (H) without the unanimous consent of the Lenders, permit the Borrower to assign its rights hereunder or any interest herein.

(ii)Provisions Relating to Special Rights and Duties.  No provision of this Agreement or any other Loan Document affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender.  No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

(iii)Technical and Conforming Modifications.  Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the prior written consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.9(b) hereof.

(c)Replacement of Non‑Consenting Lender.  If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non‑Consenting Lender”), then, so long as the Administrative Agent is not the Non‑Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non‑Consenting Lender and the Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Assignee reasonably acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)Generally.  Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders.  Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4.  Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed (via overnight mail) or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed (via overnight mail) or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, an Assignment Agreement or an Assignment and Assumption Agreement, as applicable, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day), or three Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt.  All notices pursuant to any of the provisions hereof shall not be effective until received.

Section 11.5.  Costs and Expenses.  The Borrower agrees to pay all documented reasonable out‑of‑pocket costs and expenses of the Administrative Agent and all Related Expenses incurred in connection with the preparation, negotiation and closing of the Loan Documents and related due diligence or any amendments, modifications or waivers of the provisions hereof or thereof, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, including but not limited to (a) documented reasonable out-of-pocket syndication and administration expenses, including but not limited to (i) documented reasonable out‑of‑pocket attorneys’ fees and expenses of a single counsel to the Administrative Agent, and (ii) all filing and recording fees and taxes charged in connection with the filing or recordation of U.C.C. Financing Statements and security interests with respect to the Credit Parties; provided that prior to filing any such U.C.C. Financing Statements or security interests in a jurisdiction (such as Florida) that charges a material tax or other material charge in addition to routine filing fees, the Administrative Agent shall provide the Borrower with reasonable advance notice thereof and reasonably cooperate with the Borrower to mitigate the obligation to pay such tax or other charges, and (b) documented reasonable out-of-pocket fees and expenses of one local counsel for each applicable jurisdiction (if reasonably required) for the Administrative Agent with respect to the foregoing.  The Borrower also agrees to pay all documented reasonable out‑of‑pocket costs and expenses (including Related Expenses) of the Administrative Agent and the Lenders in connection with the restructuring, amendment or enforcement of the Obligations or any Loan Document, including attorneys’ fees and expenses of a single counsel to the Administrative Agent and the Lenders, as a whole, absent a conflict of interest (and, in the event of a conflict of interest, one additional counsel for the parties subject to such conflict) and one local counsel in each relevant jurisdiction for each of the Administrative Agent and the Lenders, taken as a whole.  The Borrower shall pay amounts due under this Section 11.5 no later than fifteen days after the Borrower has received written demand therefor together with reasonably detailed supporting documentation, including invoices.   All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6.  Indemnification.  The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Issuing Lender and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and documented reasonable out-of-pocket costs and expenses (including documented reasonable out-of-pocket attorneys’ fees) or disbursements of any kind or nature whatsoever that is incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person (or any other Credit Party) relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates (including in connection with any breach of Environmental Laws); provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 11.6 for its own (or its respective affiliates’, officers’, directors’, attorneys’, agents’ or employees’) bad faith, gross negligence or willful misconduct, as determined by a final and non‑appealable judgment of a court of competent jurisdiction.  All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.  Notwithstanding the foregoing, the obligations provided for in this Section 11.6 shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.  The Borrower shall pay amounts due under this Section 11.6 no later than fifteen days after the Borrower has received written demand therefor together with reasonably detailed supporting documentation, including invoices.  Notwithstanding the foregoing, in no event will the Borrower be liable for the documented reasonable out-of-pocket costs and expenses of more than one firm of legal counsel for all indemnitees (plus one local counsel in each applicable local jurisdiction to the extent necessary) unless representation by one such firm would present actual or potential conflicts of interest, in which case the Borrower will be liable for the documented reasonable out-of-pocket costs and expenses of one firm of legal counsel for each affected party.

Section 11.7.  Obligations Several; No Fiduciary Obligations.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity.  No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but, except for the reallocation set forth in Section 10.10 hereof, no Lender shall have or acquire any additional obligation of any kind by reason of such default.  The relationship between the Borrower and the Lenders with respect to the Loan Documents is and shall be solely that of debtors and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9.  Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 11.9 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 11.9 in the aggregate, or (z) in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund; and

(B)in any case not described in subpart (b)(i)(A) of this Section 11.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date)) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.9 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an affiliate of a Lender or an Approved Fund; and

(C)the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Credit Commitment.

(iv)Assignment Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)Treatment as Lenders.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 11.5 and 11.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.9.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the commitment fee.  The Borrower agrees that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.4 and 3.6 hereof as if it were an assignee under subsection (b) of this Section 11.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 hereof with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 9.5 hereof as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.10.  Defaulting Lenders.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.  Any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms effects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.5 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11 hereof; (D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement, and (2) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11 hereof; (F) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 11.10(a)(iv) hereof.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post

Cash Collateral pursuant to this Section 11.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.8(a) hereof for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.12 hereof.

(C)With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment Percentage with respect to the Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in the Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 11.10(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)Replacement of Defaulting Lenders.  Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Defaulting Lender and the Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.9 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section 11.11.  Patriot Act Notice.  Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.12.  Severability of Provisions; Captions; Attachments.  Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.  Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.13.  Investment Purpose.  Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.14.  Entire Agreement.  This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof (except with respect to any provisions of the Administrative Agent Fee Letter or any commitment letter and fee letter between the Borrower and KeyBank that by their terms survive the termination of such agreements, in each case, which shall remain in full force and effect after the Closing Date).

Section 11.15.  Confidentiality.  The Administrative Agent and each Lender shall hold (and shall cause their affiliates and Participants to hold) all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking and/or other applicable practices.  Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have executed and delivered an agreement for the benefit of the Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.15); (c) to the parent corporation or other affiliates of the Administrative Agent or such Lender, and to their respective auditors, accountants and attorneys who are bound by confidential obligations at least as strict as those contained in this Section 11.15 or that are otherwise legally required to keep Confidential Information confidential in a manner consistent with this Section 11.15; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable Law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information.  In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company.  The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 11.15 shall not relieve the Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 11.16.  Limitations on Liability of the Issuing Lender.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit.  Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s bad faith, willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 11.17.  General Limitation of Liability.  No claim may be made by or against any party hereto or the affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; the parties hereto, to the fullest extent permitted under applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor and regardless of whether advised of the likelihood of such loss of damage.

Section 11.18.  No Duty.  All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation, in each case subject to the terms and conditions of any conflict waiver(s) provided by any Company.  The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged so long as such persons have complied with all the terms and conditions of any conflict waiver(s) provided by any Company.

Section 11.19.  Legal Representation of Parties.  The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.20.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.21.  Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.22.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.23.  Governing Law; Submission to Jurisdiction.

(a)Governing Law.  This Agreement and each of the Notes shall be governed by and construed in accordance with the laws of the State of New York and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by New York law.

(b)Submission to Jurisdiction.  The Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any New York state or federal court sitting in New York County, New York, over any action or proceeding arising out of or relating to this Agreement and the Obligations and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by Law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise.  The Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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4832-8786-2211.13

JURY TRIAL WAIVER.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address:525 Almanor Avenue, Suite 200 Sunnyvale, California 94085 Attention: Ravi Narula	OOMA, INC. By: /s/ Ravi Narula Ravi Narula Chief Financial Officer
Address:127 Public Square Cleveland, Ohio 44114-1306 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Issuing Lender and as a Lender By: /s/ Thomas A. Crandell Thomas A. Crandell Senior Vice President

Signature Page to

Credit and Security Agreement